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                                                                    EXHIBIT 99.1


[ILLINOIS SUPERCONDUCTOR CORPORATION LOGO]


                                                    Contact: Cynthia Quigley
                                                    Phone: 847-391-9405
                                                    Internet:ir@ilsc.com


                   ILLINOIS SUPERCONDUCTOR CORPORATION REPORTS

                        FISCAL 2000 FIRST QUARTER RESULTS


         Mt. Prospect, IL (May 12, 2000) Illinois Superconductor Corporation (OTC: ISCO: OB) a leading supplier of superconducting radio-frequency (RF) products for the wireless industry, today reported financial results for the first quarter of 2000.

         The Company reported net revenues of $172,363 for the first quarter of 2000 versus $511,900 during the comparable period of 1999. All revenues resulted from commercial product sales and not from government research contracts.

         The operating loss for the first quarter 2000 was $2,032,803, versus $2,183,723 for the first quarter of 1999. This improvement was driven by decreased cost of sales and personnel and advertising costs. These improvements were partially offset by higher general and administrative expenses, primarily legal and accounting expenses.

         Net loss for the first quarter of 2000 was $2,431,227, including a $28,297 extraordinary charge associated with the Company's financing arrangements. For the first quarter of 1999, the Company reported a net loss of $2,347,784, including an extraordinary charge of $73,000.

         Included in the net loss for both quarters are non-cash charges for interest expense on convertible notes, of $400,881 and $114,210 for 2000 and 1999, respectively. Excluding non-cash and extraordinary charges, the Company's reported loss would be $2,002,049 for the first quarter of 2000 versus $2,160,574 for the first quarter of 1999.



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         Loss on a per-share basis improved $0.09 from $(0.19) per share for first quarter of 1999 to $(0.10) per share for the comparable period in 2000. The weighted average number of shares outstanding increased from 12,557,344 to 24,325,932, as a result of conversions of notes and exercises of warrants and options.

         During the first quarter of 2000, the Company received an additional $6.8 million of cash capital, experienced the conversion of $4.1 million of debt into equity, and brought current its payables.

         George Calhoun, Chief Executive Officer of Illinois Superconductor Corporation, stated, "Our disappointing quarterly sales primarily reflect two factors. First, the quarter's sales still reflect the effects of last year's turmoil at the Company. In response, we have been working hard to inform our customers of our strengthened financial condition and management team, our new line of innovative and smaller products, and our renewed focus on customer support. Since inception we have sold more commercial product than either of our competitors, and we are determined to resume our historic role as sales leader.

         "Second, our sales were affected by the willingness of one of our competitors to subsidize sales by issuing dramatically in-the-money warrants to customers. We believe that this tactic undermines their claims of product superiority and sales growth and is not the path to financial stability. We have declined to join them in giving away product.

         "We believe our success will be driven by the superiority of our 2G and 3G products, in which we have great confidence. In the 2G arena, we recently introduced our ATP(TM) Classic - which not only is the smallest superconducting filter available today, but also includes ISC's unique ATP(TM) (all-temperature performance) technology. ATP(TM) allows a superconducting filter to perform as a conventional filter if the cryogenic unit fails, thereby saving carriers both the expense and the space of back-up filters and the associated circuitry. We have already received our first order for this product, from a major wireless carrier.

         "In the 3G arena, we are honored that the Japanese have already spent three years testing several prototypes of our product and that, as recently reported, respected scientists from NTT Docomo have published a paper demonstrating the superior performance of our unique thick-film technology. We continue to receive prototype orders from Japanese carriers and their OEMs and are working very hard to capture the 3G opportunity."




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         Illinois Superconductor Corporation is a leader in the
commercialization of high temperature superconducting technology for the wireless telecommunications industry. The Company develops, manufactures and markets radio frequency (RF) products to enhance the quality and capacity of cellular telephone, personal communications services and other wireless telecommunications services. More information about Illinois Superconductor Corporation is available on the Company's internet web site at http://www.ilsc.com.

     Because the Company wants to provide investors with more meaningful and useful information, this news release contains, and incorporates by reference, certain "forward-looking statements" that reflect the Company's current expectations regarding the future results of operations, performance and achievements of the Company. The Company has tried, wherever possible, to identify these forward-looking statements by using words such as "anticipates," "believes," "estimates," "expects," "plans," "intends" and similar expressions. These statements reflect the Company's current beliefs and are based on information currently available to it. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, which could cause the Company's actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These factors include, among others, the following: the Company's ability to obtain additional financing in the near future; the Company's history of net losses and the lack of assurance that the Company's earnings will be sufficient to cover fixed charges in the future; the degree to which the Company is leveraged, the fact that its assets are pledged and the restrictions imposed on the Company under its existing debt instruments, all of which may adversely affect the Company's ability to finance its future operations; uncertainty about the Company's ability to compete effectively against better capitalized competitors and to withstand downturns in its business or the economy generally; decline in demand for, and acceptance of, the Company's products; the adverse effects on the liquidity of the Company's common stock because of its delisting from the NASDAQ National Market in June 1999; volatility of the Company's common stock price; continued downward pressure on the prices charged for the Company's products due to competition of rival manufacturers of radio frequency and front end products for the wireless telecommunications market; the timing and receipt of customer orders; the Company's ability to attract and retain key personnel; and the effects of legal proceedings. A more complete description of these risks, uncertainties and assumptions is included in the Company's filings with the Securities and Exchange Commission, including those described under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999. The Company undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this Report or to reflect the occurrence of unanticipated events.

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                                                   THREE MONTHS ENDED
                                                        MARCH 31,
                                               2000                  1999
                                           -------------         -------------
                                                       (UNAUDITED)

Net sales                                  $     172,363         $     511,900

Costs and expenses:
    Cost of sales                                649,083             1,009,026
    Research and development                     306,328               521,563
    Selling and marketing                        184,525               456,515
    General and administrative                 1,065,230               708,519
                                           -------------         -------------
Total costs and expenses                       2,205,166             2,695,623
                                           -------------         -------------
Operating loss                                (2,032,803)           (2,183,723)

Other income (expense)
    Interest income                               24,380                38,356
    Non-cash interest expense on Senior
      Convertible Notes                         (400,881)             (114,210)
    Other interest expense                        (1,583)              (15,207)
    Other income, net                              7,957                     -
                                           -------------         -------------
                                                (370,127)              (91,061)
                                           -------------         -------------

    Loss before extraordinary item            (2,402,930)           (2,274,784)
    Extraordinary item - debt
      extinguishment                             (28,297)              (73,000)
                                           -------------         -------------
    Net loss                               $  (2,431,227)        $  (2,347,784)
                                           =============         =============

    Basic and diluted loss per common
      share before extraordinary item      $       (0.10)        $       (0.18)
    Extraordinary item - debt
      extinguishment                                   -                 (0.01)
                                           -------------         -------------
    Basic and diluted loss per
      common share                         $       (0.10)        $       (0.19)
                                           =============         =============

    Weighted average number of common
      shares outstanding                      24,325,932            12,557,344
                                           =============         =============



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